Exhibit 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FOURTH QUARTER AND YEAR-END 2007 RESULTS

NAPLES, FLORIDA (February 5, 2008) — Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that for the fourth quarter ended December 31, 2007, the Company expects to report net revenue from continuing operations of approximately $1.1 billion, provision for doubtful accounts from continuing operations of approximately $135 million (or 12.3% of net revenue), and earnings per diluted share (“EPS”) from continuing operations of approximately $0.07 to $0.08 (which will include approximately $0.01 per share benefit from a lower income tax rate for the quarter).

For continuing operations at hospitals owned and operated by HMA for one year or more, referred to as same hospital continuing operations, net revenue increased approximately 4.6%, net revenue per adjusted admission increased approximately 3.0%, admissions declined approximately 1.0%, adjusted admissions increased approximately 1.6%, emergency room visits increased approximately 4.1%, and surgeries increased approximately 0.5%, all compared to the prior year’s fourth quarter.

During the fourth quarter, HMA ceased operating its Mesquite Community Hospital as a general acute care hospital, converted it into a specialty women’s hospital, and renamed it Woman’s Center at Dallas Regional Medical Center. As part of the conversion, the new Woman’s Center discontinued virtually all emergency room services, and as expected, emergency room volumes and their corresponding general acute care admissions declined significantly. The comparative statistics for same hospital continuing operations, provided above, exclude the changes in the Woman’s Center.

For the year ended December 31, 2007, HMA expects to report net revenue from continuing operations of approximately $4.4 billion, provision for doubtful accounts from continuing operations of approximately $529 million (or 12.0% of net revenue), and EPS from continuing operations of approximately $0.47 to $0.48.

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HEALTH MANAGEMENT ASSOCIATES INC. — 5811 PELICAN BAY BOULEVARD — SUITE 500 — NAPLES, FL — 34108

Health Management Associates, Inc, Page 2

HMA will provide complete fourth quarter and year-end 2007 results, as well as 2008 earnings objectives, after the market closes on February 20, 2008. Executive leadership will host a conference call and webcast to discuss the results and objectives on the following day, February 21, 2008.

HMA owns and operates 58 hospitals, with approximately 8,300 licensed beds, in non-urban communities located throughout the United States. The Company’s mission is the delivery of compassionate and high quality health care services that improve the quality of life for our patients, physicians, and the communities we serve.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact. Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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